Exhibit 10.2

2017 Inseego Corporate Bonus Plan

Officers and employees (“Participants”) of Inseego Corp. (the “Company”) and its subsidiaries will be eligible for bonuses under the 2017 Corporate Bonus Plan, with target bonus amounts set as a percentage of base salary based on rank or job title within the Company (the “Bonus Awards”). Commissioned employees are not covered by the Plan and are instead covered by their commission plans.

Performance Goals

The Bonus Awards under this Plan are based upon the Company meeting its revenue and EBITDA objectives, as well as the Company’s other 2017 Corporate Goals (the “Performance Goals”). The weightings of the Company’s Performance Goals are as follows:

•	Forty percent (40%) will be weighted to the Company’s Revenue objectives.

•	Forty percent (40%) will be weighted to the Company’s EBITDA objectives.

•	Twenty percent (20%) will be weighted to the Company’s 2017 Corporate Goals.

Achievement of at least 85% of the revenue and/or EBITDA Performance Goal is required for any payment of bonuses based on achievement of that applicable Performance Goal. Should the Company achieve at least 85% of its Revenue or EBITDA Performance Goals, bonuses for the applicable Performance Goal will be paid as follows:

•	85% performance equating to 50% payout for each Performance Goal.

•	100% performance equating to 100% payout for each Performance Goal.

•	115% performance equating to 150% payout for each Performance Goal.

•	Bonus Awards will be pro-rated for achievement between 85% and 115%.

Achievement of the Company’s 2017 Corporate Goals will be determined by the Company’s Compensation Committee in consultation with the Company’s CEO because several of the 2017 Corporate Goals are subjective in nature.

Individual Performance

Bonus Awards may be adjusted upward or downward by twenty-five percent (25%) based on individual performance during the Performance Period.

Eligibility

Bonus Award amounts are based upon actual base salary paid during the performance period, exclusive of other payments or bonuses. A Participant must be an employee of the Company on the date of distribution of the Bonus Award payment in order to receive a Bonus Award payment.

Eligibility to receive a Bonus Award under the Plan shall not confer upon any Participant any right with respect to continued employment by the Company or continued participation in the Plan. The Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss an employee free from any liability or claim for benefits pursuant to the Bonus Awards or the Plan, except as provided under the Plan or other written plan adopted by the Company or written agreement between the Company and a Participant.

Award Payments

After the end of the Performance Period, the Compensation Committee shall determine (i) whether the established Performance Goals were achieved and (ii) the amount of the aggregate Bonus Awards. Payment of each Bonus Award amount shall be made within 60 days following the determination by the Committee that the Performance

Goals and other criteria for payment were satisfied. Payroll and other taxes shall be withheld as determined by the Company in accordance with law.

Notwithstanding the Committee's determination that the Performance Goals were fully satisfied, the Committee shall have the discretion to reduce each Bonus Award amount as it considers appropriate, including as a result of market conditions, personnel, new or different product offerings and/or Company restructuring.